Exhibit 99.1

PRESTIGE BRANDS HOLDINGS NAMES ERIC S. KLEE GENERAL COUNSEL AND SECRETARY

IRVINGTON, N.Y., April 5, 2010 -- Prestige Brands Holdings, Inc. (NYSE: PBH) (the “Company”) announced today that its Board of Directors has elected Eric S. Klee as General Counsel and Secretary.  Mr. Klee was previously the Associate General Counsel for the Company which he joined in April 2006.  He has practiced law since 1997 with positions at White & Case LLP and Kaye Scholer LLP.

According to Matthew Mannelly, President and CEO, “We are pleased to promote Eric to this key position as part of our senior management team. His broad base of experience in consumer products and SEC law will serve the Company and its shareholders well as we move forward.”

Mr. Klee replaces Charles N. Jolly, who had served as the Company’s General Counsel since 2005.

About Prestige Brands Holdings, Inc.

The Company markets and distributes brand name over-the-counter healthcare, personal care and household products throughout the United States, Canada and certain international markets.  Key brands include Compound W(R) wart treatments, Chloraseptic(R) sore throat relief and allergy treatment products, New-Skin(R) liquid bandage, Clear Eyes(R) and Murine(R) eye care products, Little Remedies(R) pediatric over-the-counter healthcare products, The Doctor’s(R) NightGuard(TM) dental protector, Cutex(R) nail polish remover, Comet(R) and Spic and Span(R) household cleaners, and other well-known brands.

SOURCE: Prestige Brands Holdings, Inc.

Company Contact: Dean Siegal, (914) 524-6819